For Period ended 07/31/08                        Series 26, 27, 28, 30, 32, 35
File Number 811-7852                                    36, 37, 39

Sub-Item 77I(b):  Terms of new or amended securities
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As of August 1, 2008,  the  Aggressive  Growth Fund,  Growth Fund,  Income Fund,
Income Stock Fund, Intermediate-Term Bond Fund, High-Yield Opportunities Fund, Short-Term Bond Fund, Small Cap Stock Fund, and the Value Fund offered two classes of shares, Retail Shares and Institutional Shares. All previously issued shares of these nine Funds were designated as Retail Shares on August 1, 2008. Institutional Shares were not available prior to that date.

Institutional shares of these Funds will be offered and sold without imposition of an initial sales charge or a contingent deferred sales charge and will not be subject to any distribution fee.

Institutional shares of these Funds are currently available for investment only by the USAA Target Retirement Funds. Institutional shares also may be available to other types of investors as described in the Trust's Registration Statement. Institutional shares of each Fund may be exchanged for or acquired through an exchange of Institutional shares of any other fund in the USAA family of mutual funds.